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VALMONT INDUSTRIES, INC.                                           Exhibit 12.2
PRO FORMA COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)

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
                                                                         Fiscal year    Twenty-six weeks
                                                                       ended December      ended June
                                                                          27, 2003          26, 2004
                                                                       --------------   ----------------
FIXED CHARGES, AS DEFINED

  Interest Expense                                                             16,741              7,962

  Interest component of noncancelable lease rent                                3,605              1,809

                                                                       --------------   ----------------
  Total fixed charges (A)                                                      20,346              9,771
                                                                       ==============   ================

EARNINGS, AS DEFINED:

Pretax income before minority interest and equity in nonconsolidated
 subsidiaries                                                                  47,362             14,728

Fixed Charges - from above                                                     20,346              9,771
                                                                       --------------   ----------------

  Total earnings and fixed charges (B)                                         67,708             24,499
                                                                       ==============   ================

Ratio of earnings to fixed charges (B/A)                                          3.3                2.5
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